FUND PARTICIPATION AGREEMENT

         THIS FUND PARTICIPATION AGREEMENT is made and entered into as of December 19, 1995 by and between SAFECO LIFE INSURANCE COMPANY (the "Company"), TCI PORTFOLIOS, INC. (the "Issuer") and the investment adviser of the Issuer, INVESTORS RESEARCH CORPORATION ("Investors Research").

         WHEREAS, the Company offers to the public certain group and individual variable annuity contracts (the "Contracts"); and

         WHEREAS, the Company wishes to offer as investment options under the Contracts, TCI Balanced and TCI International (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the Issuer; and
         WHEREAS, on the terms and conditions hereinafter set forth, Investors Research and the Issuer desire to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds;

         NOW, THEREFORE, the Company, the Issuer and Investors Research agree as follows:

         1. Transactions in the Funds. Subject to the terms and conditions of this Agreement, the Issuer will make shares of the Funds available to be purchased, exchanged, or redeemed, by the Company on behalf of the Accounts (defined in Section 6(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

         2. Administrative Services. The Company shall be solely responsible for providing all administrative services for the Contracts owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of administrative services to the Contract owners.

         3.       Processing and Timing of Transactions.

         (a) The Issuer hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 3:00 p.m. Central time) and transmitted to the Issuer by 9:00 p.m. Central time on such Business Day will be executed by the Issuer at the net asset value determined as of the Close of Trading on such Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all orders that are transmitted to the Issuer after 9:00 p.m. Central time on such Business Day, will be executed by the Issuer at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Issuer pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date".

         (b) By 5:30 p.m. Central time on each Business Day, Investors Research will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

         (c) By 9:00 p.m. Central time on each Business Day, the Company will provide to Investors Research via facsimile or other electronic transmission acceptable to Investors Research a report stating that whether the Orders received by the Company from Contract owners by the Close of Trading on such Business Day resulted in the Accounts being net purchasers or net sellers of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Investors Research" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Investors Research, its agents or affiliates (hereinafter, "Remote Computer Terminals").

         (d) Upon the timely receipt from the Company of the report described in
(c) above, Investors Research will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as at the Close of Trading on the Effective Trade Date. Payment for net purchase transactions shall be made by wire transfer by the Company to the custodial account designated by the Fund on the Business Day next following the Effective Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 3:00 p.m. Central time and received by the Funds prior to 5:00 p.m. Central time on the Business Day next following the Effective Trade Date. If payment for a purchase Order is not timely received, such Order will be executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuers to the account designated by the Company within the time period set forth in the applicable Fund's then-current prospectus; provided, however, Investors Research will use all reasonable efforts to settle all redemptions on the Business Day next following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

         4.       Prospectus and Proxy Materials.

         (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Issuer of its obligations under this Agreement, including the cost of registration of Fund shares with the Securities and Exchange Commission ("SEC") and in the states where required, shall be paid by Investors Research or the Issuer.

         (b) Investors Research shall provide to the Company copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, Investors Research shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, Investors Research will provide the Company with a sufficient quantity of proxy materials for each Contract owner.

         (c) The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Company shall be paid by Investors Research or its agents or affiliates; provided, however, that if at any time Investors Research or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If the Investors Research believes the reasonableness of such usage has not been adequately demonstrated, it may request that the Company pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, Investors Research may refuse to supply such additional materials and this section shall not be interpreted as requiring delivery by Investors Research or Issuer of any copies in excess of the number of copies required by law.

         (d) The cost of distribution, if any, of any prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of Investors Research or the Issuer.

         5.       Compensation and Expenses.

         (a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owners"). The Company and the Record Owners shall properly complete any applications or other forms required by Investors Research or the Issuer from time to time.

         (b) Investors Research acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Investors Research will pay the Company a fee (the "Administrative Services fee") equal to 15 basis points (0.15%) per annum of the average aggregate amount invested by the Company under this Agreement.

         (c) The parties understand that Investors Research customarily pays, out of its management fee, another affiliated corporation for the type of administrative services to be provided by the Company to the Contract owners. The parties agree that the payments by Investors Research to the Company, like Investors Research's payments to its affiliated corporation, are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (d) For the purposes of computing the payment to the Company contemplated by this Section 5, the average aggregate amount invested by the Accounts in the Funds over a one month period shall be computed by totalling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

         (e) Investors Research will calculate the amount of the payment to be made pursuant to this Section 5 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Investors Research for the relevant months and such other supporting data as may be reasonably requested by the Company.

         (f) In the event Investors Research reduces its management fee with respect to any Fund after the date hereof, Investors Research may amend the Administrative Services fee payable with regard to such Fund by providing the Company 30 days' advance written notice of any such adjustment. The revised Administrative Services fee shall become effective as of the latter of 30 days from the date of delivery of the notice or the date prescribed in the notice.

         6.       Representations and Warranties.

         (a) The Company represents and warrants that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Separate Account C and the Resource Variable Account B (the "Accounts"), each of which is a separate account under Washington State Insurance law, and has registered each Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply with all provisions of federal and state insurance, securities, and tax laws applicable to such activities.

         (b) Investors Research represents that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Investors Research and Issuer, enforceable in accordance with its terms; (ii) the Fund currently qualifies as a regulated investment company under Subchapter M of the Code and that it will make every reasonable effort to remain so qualified (whether under Subchapter M or any successor provision) and that it will notify the Company promptly upon having a reasonable basis for believing that the Fund has ceased to so qualify or might not so qualify in the future; and (iii) the investments of the Funds will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the"Code"), and the regulations thereunder, and that at all times while this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code.

         7.       Additional Covenants and Agreements.

         (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement.

         (b) Each party shall promptly notify the other parties in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

         (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners in proper form prior to the Close of Trading of the Exchange on that Business Day.

         (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Investors Research, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. Absent actual knowledge to the contrary, Investors Research shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-308 and 8-404 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be solely responsible for the accuracy, propriety and consequences of all data transmitted to Investors Research by the Company by telephone, telecopy or other electronic transmission acceptable to Investors Research.

         (e) The Company agrees to make every reasonable effort to market its Contracts. It will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts.

         (f) The Company shall not, without the written consent of Investors Research, make representations concerning the Issuer or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by Investors Research or the Issuer.

         (g) Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract owners shall be submitted to Investors Research for review and approval before such material is used.

         (h) Investors Research will provide to the Company at least one copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements of any of the above that relate to the Fund promptly after such document becomes effective or eligible for use by the Funds. In addition, Investors Research will provide the Company with a copy of any no-action letters or orders granted or issued to the Fund by the SEC or other regulatory authorities and Investors Research reasonably believes will materially impact the offering of the Contracts.

         (i) The Company will provide to Investors Research at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that include a description of or information regarding the Funds promptly after the filing of such document with the SEC or other regulatory authority.

         8. Use of Names. Except as otherwise expressly provided for in this Agreement, neither Investors Research nor the Fund shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer or Investors Research, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Investors Research, as appropriate, the granting of which shall be at the sole option of Investors Research and/or the Issuer.

         9.       Proxy Voting.

         (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in Section 11(a) below) participating in the Fund calculate voting privileges in a consistent manner.

         (b) The Company will distribute to Contract owners all proxy material furnished by Investors Research and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

         10.      Indemnity.

         (a) Investors Research agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section 10(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Investors Research of a material provision of this Agreement. Investors Research will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Investors Research shall not be liable for indemnification hereunder to the extent such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

         (b) The Company agrees to indemnify and hold harmless Investors Research and the Issuer and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls the Issuer or Investors Research within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section 10(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by the Company of a material provision of this Agreement, or (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement or prospectus of the Company regarding the Contracts, if any, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) result from the use by any person of a Remote Computer Terminal, The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder to the extent such Losses are attributable to the negligence or misconduct of Investors Research or the Issuer in performing their obligations under this Agreement.

         (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgement in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         11.      Potential Conflicts.

         (a) The Company has received a copy of an application for exemptive relief, as amended, filed by Investors Research on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

         (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                  (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e.,annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

                  (ii) establishing a new registered management investment company or managed separate account.

         (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         (e) For the purpose of this Section 11, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 11 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

         12.      Termination.      This agreement shall terminate as to the
sale and issuance of new Contracts:

         (a) at the option of either the Company, Investors Research or the Issuer upon six months' advance written notice to the other;

         (b) at the option of the Company if the Funds' shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be urnished by Company;

         (c) at the option of either the Company, Investors Research or the Issuer, upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Accounts, the Company, or the Issuer by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

         (d) upon termination of the Management Agreement between the Issuer and Investors Research. Notice of such termination shall be promptly furnished to the Company. This subsection (d) shall not be deemed to apply if contemporaneously with such termination a new contract of substantially similar terms is entered into between the Issuer and Investors Research;

         (e) upon the requisite vote of Contract owners having an interest in the Issuer to substitute for the Issuer's shares the shares of another investment company in accordance with the terms of Contracts for which the Issuer's shares had been selected to serve as the underlying investment medium. The Company will give 60 days' written notice to the Issuer and Investors Research of any proposed vote to replace the Funds' shares;

         (f) upon assignment of this Agreement unless made with the written consent of all other parties hereto;

         (g) if the Issuer's shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Company. Prompt notice shall be given by either party should such situation occur; or

         (h) at the option of the Issuer, if the Issuer reasonably determines in good faith that the Company is not offering shares of the Fund in conformity with the terms of this Agreement or applicable law.

         (i) at the option of any party hereto upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order.

         13. Continuation of Agreement. Termination as the result of any cause listed in Section 12 shall not affect the Issuer's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium (unless such further sale of Fund shares is proscribed by law or the SEC or other regulatory body). Following termination, Investors Research shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

         14. Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

         15.   Survival.  The  provisions of Section 8 (use of names) and
Section 10 (indemnity) of this Agreement shall survive termination of this Agreement.

         16. Amendment. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

         17. Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:

                                    SAFECO Life Insurance Company
                                    15411 N.E. 51st Street
                                    Redmond, Washington 98052
                                    Attention:  Bill Crawford, Esq.
                                    (206) 867-8257 (telephone number)
                                    (206) 867-8793 (telecopy number)

         To the Issuer or Investors Research:

                                    Twentieth Century Mutual Funds
                                    4500 Main Street
                                    Kansas City, Missouri 64111
                                    Attention:  Charles A. Etherington, Esq.
                                    (816) 340-4051 (telephone number)
                                    (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
Section 17 shall be deemed to have been delivered on receipt.

         18. Successors and Assigns. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.


         19. Counterparts. his Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         20. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         21. Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


INVESTORS RESEARCH CORPORATION              SAFECO LIFE INSURANCE COMPANY


By:      /s/ William M. Lyons               By:      /s/ Gregory Clarke
  ------------------------------            -----------------------------------
         William M. Lyons                            Name: Gregory Clarke
         Executive Vice President                    Title: Vice President



TCI PORTFOLIOS, INC.


By:      /s/ William M. Lyons
    -------------------------------------------------
         William M. Lyons
         Executive Vice President